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GENEREX BIOTECHNOLOGY AND ELAN AGREE TO TERMINATE DORMANT JOINT VENTURE

GENEREX SHAREHOLDERS' EQUITY TO INCREASE THROUGH CONVERSION OF PREFERRED STOCK

TRANSACTION WILL ALLOW COMPANY TO MEET NASDAQ MINIMUM STOCKHOLDERS' EQUITY REQUIREMENTS

TORONTO, December 21, 2004 -- Generex Biotechnology Corporation (NasdaqSC: GNBT) announced today that it has entered into an agreement which will result in the conversion of $14.3 million of Generex preferred stock owned by Elan Corporation PLC into Generex common stock at the voluntary conversion ratio of $25.277 per share specified in the original terms of the preferred stock. Shares of Generex closed Monday at $0.65.

When this transaction is completed, the full value of the outstanding preferred stock will be added back to Generex stockholders' equity in its financial statements for the current quarter, increasing the Company's net worth by $14.3 million. This will result in stockholders' equity exceeding the minimum stockholders' equity requirements of Nasdaq Marketplace Rule 4310(c)(2)(B).

The transaction will also resolve all other aspects of the Company's relationship with Elan. In connection with the establishment of a joint venture in 2001, Generex issued certain preferred shares to Elan which had originally been classified as equity. Subsequently, in connection with the audit of Generex's financial statements for the fiscal year ended July 31, 2002, those preferred shares were removed from the Company's stockholders' equity and re-classified as mezzanine equity. This resulted in a reduction of Generex's stockholders' equity by the value of the outstanding preferred stock, at that time approximately $12 million.

Pursuant to an arrangement between Generex and Elan, Elan has agreed to sell the preferred stock to a third party on terms which will require the third party to immediately on closing convert all of the outstanding preferred stock into Generex common stock at the preferred stock conversion ratio of $25.277 per share for an aggregate of 534,085 shares. The closing could take place as early as December 22, 2004.

Generex and Elan have agreed to terminate the joint venture and mutual releases will be exchanged. The parties had agreed to pursue the development of buccal morphine technology through the joint venture. Generex will now be free to pursue buccal morphine on its own or with a new partner.

About Generex

Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery -- delivery to the oral cavity for absorption through the inner
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mouth mucosa -- of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.
This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward- looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.